Exhibit 99.2

On November 11, 2008, Tyco International Ltd. held a conference call. A copy of the transcript of the call follows:

Corporate Participants

Ed Arditte

Tyco International - SVP Strategy and IR

Ed Breen

Tyco International - Chairman, CEO

Chris Coughlin

Tyco International - EVP, CFO

Conference Call Participants

John Inch

Merrill Lynch - Analyst

Shannon O’Callaghan

Barclays Capital - Analyst

Jeff Sprague

Citigroup - Analyst

Nigel Coe

Deutsche Bank - Analyst

Scott Davis

Morgan Stanley - Analyst

Conference Call Transcript

Company Presentation and Remarks

Operator

Welcome and thank you for joining the Tyco International report fourth quarter results conference call. At this time all participants are in a listen-only mode. (OPERATOR INSTRUCTIONS). Today’s conference is being recorded. If you have any objections you may disconnect at this time.

Now I will turn the meeting over to Mr. Ed Arditte, Senior Vice President, Strategy and Investor Relations.

Ed Arditte - Tyco International - SVP Strategy and IR

Thank you. Good morning, and thanks for joining our conference call to discuss Tyco’s fourth quarter results for fiscal year 2008, and the press release that we issued earlier this morning. With me on today’s call are Tyco’s Chairman and Chief Executive Officer Ed Breen and our Chief Financial Officer Chris Coughlin. Let me remind you that during the course of the call, we will be providing certain forward-looking information. We ask to you look at today’s press release and read through the forward-looking cautionary informational statements that we have included there. In addition, we will use certain non-GAAP measures in our discussions and we ask you to read through the sections of our press release that address the use of these items. The press release issued this morning and all related tables can be found on the Investor Relations portion of our website at Tyco.com.

Now let me quickly recap our earnings this quarter. On a GAAP basis, we had diluted earnings from continuing operations of $0.55 per share, and this included a net charge of $0.26 per share for special items. Diluted earnings per share from continuing operations before special items was $0.81. For the full year, on a GAAP basis we had diluted earnings from continuing operations of $2.25 per share, and this included a net charge of $0.81 per share for special items. Diluted earnings per share from continuing operations before the special items was $3.06.

With that, let me turn the call over to Ed Breen for some opening comments.

Ed Breen - Tyco International - Chairman, CEO

Thanks, Ed, and good morning, everyone. I want to start my remarks today with a few comments on our performance in the year, and Chris will then review the quarter in more detail. Given the rapidly changing economic environment we will then provide you with our thoughts on 2009 and how we are managing our businesses in these more challenging times.

Overall, we had a good fourth quarter, which was a strong finish to the year. 2008 was a year of progress as we move forward in executing our strategy and delivering strong results. From a total Tyco perspective, we delivered on our organic revenue growth guidance for the quarter despite the more challenging economic environment and had solid organic growth in the year. Additionally, we improved operating income substantially in the quarter and for the full year. Total Tyco revenue grew 6.7% in the fourth quarter with organic revenue growth of 4%. For the full year revenues exceeded $20 billion, and our organic revenue growth was 5%. Excluding special items, our operating income grew 19% in the quarter and 46% for the full year. Our operating margin improved by more than one percentage point in the quarter and almost three percentage points for the year, mostly due to better execution in each of our businesses, our restructuring program, reductions in corporate expense, and favorable steel prices.

From a cash perspective, we generated a significant amount of cash in the fourth quarter and we finished the year where we expected. Tyco’s cash generation continues to be a strength for us. When we look at our individual businesses, ADT made substantial progress in improving its recurring revenue and strengthening its systems installation and service capabilities. ADT’s recurring revenue grew almost 5% organically for all of 2008 with growth in all regions of the world. ADT also completed the acquisition of First Service Security, which adds more robust systems integration capabilities to our North America commercial security business. Some of the improvement in recurring revenue was offset by softness in our systems installation and service revenue, which Chris will talk about in more detail.

Next, Flow Control had a very good year with solid organic revenue growth of 9%, despite the difficult comparisons we had in the second half of the year in our water business. We also made good progress on profitability as we improved our operating margin for the full year by 140 basis points to more than 14%. Flow Control’s backlog remains strong and our order activity in the quarter increased 12% year-over-year. Our Fire Protection Services business had a year of significant operational improvement in both North America and internationally. Our North American SimplexGrinnell business, which represents approximately 60% of the revenue, continued to win both small and large projects and operated more efficiently, and order growth was up 7% over last year. Our international fire business also had good margin improvement as a result of restructuring and a more disciplined approach in the selection of projects. Also, internationally, orders grew 5%, excluding the impact of currency. These combined efforts improved fire’s operation margin by 160 basis points for the full year.

Next, our Safety Products business also had a solid year in 2008 with 8% organic revenue growth. This is a nice improvement from our growth rate last year as higher prices and sales to emerging markets helped grow our suppression business and the launch of a new breathing product in our life safety business has been well received. Our operating margin before special items of 18.5% for the full year improved even though we increased our investment in sales and marketing and R&D to pursue long-term growth opportunities, particularly in emerging markets. And finally, the electrical metal products business had a very strong year. The pricing environment, combined with better operating efficiency more than doubled our operating income in 2008, as most of you know, this is a cyclical business and we’ll talk more about our 2009 expectations later.

Before I turn it back to Chris, I would like to take a few minutes to talk about where we are in our priorities that we laid out last year following the separation transaction. At that time, we outlined certain operational and strategic plans to improve our business and tighten the focus in our portfolio, and we made meaningful progress in 2008 on a number of fronts. Operationally, we improved the operating margin significantly across Tyco as operational excellence, sourcing, cost out, and pricing initiatives we implemented during the year paid off. Additionally, some of the improvement is from the restructuring program we initiated in ‘07, which we essentially completed in the fourth quarter. We benefited from some savings in ‘08 and anticipate capturing additional savings from this program in 2009 of about $50 million. We also reduced our corporate expenses by more than $175 million and reduced our tax rate by more than three percentage points. Additionally, we made good progress in refining our portfolio. We received $1 billion in cash from divestitures during the year and made a number of bolt-on acquisitions to strengthen our product and service offerings.

Lastly, we returned excess cash to shareholders and announced a 33% increase in our dividend to $0.20 per share in September. We remain focused on making sure our balance sheet is strong, especially given the current state of the credit markets, and recently the major rating agencies improved our credit rating to BBB plus. Our strong balance sheet and manageable debt maturities position us to continue to invest in our businesses. Overall, we’ve made good progress in each of our key initiatives. We have more work to do in ‘09, and I will talk more about that in our outlook for next year after Chris finishes the review of the operating results.

With that, let me turn it over to Chris.

Chris Coughlin - Tyco International - EVP, CFO

Thanks, Ed. Good morning, everybody. Let me start with a quick recap of the quarter before reviewing the businesses in detail. As Ed mentioned, from a total Tyco perspective, our overall revenue growth in the quarter was 6.7%, with organic revenue growth of 4%, which exceeded our guidance. Additionally, we are pleased with our operating margin in the quarter which improved 120 basis points year-over-year with significant progress in most of our businesses. In looking at our business performance in the quarter from a regional perspective, our revenue in North America grew 5% organically. Asia and Latin America continued to grow nicely with mid-teen organic revenue growth rates. While revenue in the European region declined 2.3% organically due to softness in both the UK and in western Europe. Emerging markets, which represent 15% of our total revenue, grew almost 30% organically. Given the economic environment, we are starting to see additional pressure in some commercial markets globally, especially in North America and western Europe. We expect Asia and Latin America to continue to show good growth but at a moderating rate.

Now for our operating results by business, I will start with ADT. Overall, ADT Worldwide revenue grew 3.2% in the fourth quarter to more than $2 billion, with organic revenue growth of 0.5%. Recurring revenue, which represents half of ADT’s total revenue, grew 5% organically with continued year-over-year improvement in all geographic regions. North America continued to show improvement in recurring revenue driven mostly by strength in our residential business. Our Europe, Middle East, and Africa region had positive recurring revenue growth for the third quarter in a row and exceeded 2%. In other regions around the world, we continued to see strong double-digit growth. ADT systems installation and service revenue, which represent the other half of ADT’s total revenue, declined 3.5% organically, driven mostly by our retailer end market in North America and Europe and a weaker commercial market in the UK. Asia and Latin America continued to grow nicely in the quarter with combined double-digit organic revenue growth.

From a profit perspective, ADT’s operating income before special items in the fourth quarter was $248 million, and the operating margin before special items was 12.1%. The operating margin was adversely impacted by 70 basis points related to one-time charges that were mostly legal related, and approximately 40 basis points related to the integration of First Service Security. Turning to some of our key metrics, our global account base grew almost 2% year-over-year to 7.2 million accounts. In addition to growing our account base in all regions, our average revenue per user increased 3% year over year which excludes the impact of foreign currency, to $45.99. The average revenue per user has been steadily increasing throughout the year, as a result of our broader product offerings and pricing initiatives. During the quarter, we saw an increase in our attrition rate by 20 basis points to 12.9%. The increase in attrition was predominantly related to the US commercial business where market conditions are putting pressure on some of our core commercial and small business customers.

Turning to Flow Control, we saw another strong quarter of revenue and operating income growth. Revenue grew 11% to $1.2 billion with organic revenue growth of 6.5%. The continued strength in our end markets resulted in another strong quarter for the valves and thermal control businesses which had a combined organic revenue growth of 12% in the fourth quarter. As we expected, revenue in the water business declined 6% organically in the quarter due to the tough comparison to last year’s large scale water projects in Australia. Before special items, operating income and Flow Control grew 19% to $161 million, and the operating margin improved 100 basis points to 13.6%. Higher revenue and better productivity in valves and thermal controls more than offset the decline in water. Our year-over-year order rates in the fourth quarter increased 12% globally, or 8% excluding currency, and our backlog increased 32% year-over-year to $2.1 billion.

Now I will turn to our fire business which continued to make solid improvements in its productivity and profitability. Overall, fire revenue grew 4% in the fourth quarter to $944 million with organic revenue growth of 2.4%. Revenue in our SimplexGrinnell business grew 7% organically with more than 50% of revenue generated from service, an important factor in a slowing economic environment. Geographically, strong organic growth in North America and Asia was partially offset by year-over-year revenue decline in Europe is well as a revenue decline in Latin America as we continue to be more disciplined in project selection. This was also a strong quarter from an income perspective, with operating income before special items of $104 million, and an operating margin of 11%. The operating margin before special items improved 130 basis points over last year, with improvements in SimplexGrinnell as well as our international businesses.

I will now move to Safety Products. Revenue grew 13% in the fourth quarter to 507 million, with organic revenue growth of 11%. Revenue growth was driven by strong performance in fire suppression and life safety. Before special items, operating income increased 18% to $99 million, with an operating margin of 19.5%. Higher revenue and better productivity more than offset our planned increases in sales and marketing and R&D expenses. We’re also active in the fourth quarter in our restructuring activities as we announced a closure of certain manufacturing operations which will reduce our cost structure.

And now I will turn to Electrical and Metal Products, where revenue grew 11% in the fourth quarter to $591 million, and the organic revenue growth was 9%. Revenue growth was due to significantly higher metals prices partially offset by lower volume. Before special items, our operating income was $119 million, and our operating margin of 20.1% was somewhat higher than our guidance as steel and copper prices were better than expected. Additionally, we made productivity improvements over the past year which also contributed to the increase in our operating margin. During the quarter, we also initiated plans to consolidate certain manufacturing and distribution operations. We believe these actions will further reduce our cost structure and improve our competitive position next year and in the long term.

Before I turn it back over to Ed, let me make a few other comments. First, from a cash perspective, we had a strong finish to the year. Our free cash flow for the fourth quarter was $759 million and included $62 million of payments primarily for restructuring activities. Next, corporate expenses in the fourth quarter excluding special items totaled $152 million and were somewhat higher than our previous guidance, due mostly to the volatility we saw in foreign exchange markets. As some of you know, Tyco utilizes a finance structure that loans money on an inter-company basis from one Tyco company to another, and the cost of hedging some of these loans is reflected as a corporate expense.

During the fourth quarter, the extreme volatility in the foreign exchange markets resulted in cost in creases above our expectations. Given the market environment we have seen so far this quarter, we expect to incur additional costs related to these foreign exchange movements in the first quarter which will result in an overall corporate expense of approximately $140 million in the first quarter of 2009. However, based upon our current view, we still believe our full-year 2009 corporate expense will be in the $500 million range. Now I will turn it to our tax rate, where our GAAP rate — GAAP tax rate for the quarter was 24.7% and was favorably impacted by 50 basis points related to special items. Adjusting for these special items, our tax rate for the full year was 24.6%, reflecting the significant progress we made throughout the year in implementing our post separation tax structure.  Looking forward in 2009, although the tax rate can move around quarter to quarter, we are expecting an annual and first quarter tax rate in the 22 to 24% range. The next item is net interest expense, which was $62 million in the fourth quarter. We expect our net interest expense in the first quarter to approximate what it was in the fourth quarter.

Next, as we had previously mentioned, beginning in 2009, our restructuring charges will be included in our guidance. We will, however, provide you the restructuring charge information to the extent that it is meaningful. In 2009, we anticipate incurring restructuring charges of $15 to 20 million in the first quarter, and we currently anticipate approximately $50 million for the full year, which would be approximately $0.08 per share. Given the current economic environment, we’re also looking at additional restructuring projects but no decisions have been made at this point. I also will touch on pension expense for a moment. As you know, most of our US plants have been closed for a long time and the recent reduction in the valuation of nvestments will result in increased pension expense in 2009 versus 2008. We expect this to result in a head wind of approximately $0.04 per share for the full year 2009, and we do not expect a significant impact on cash contributions.

Finally, I want to quickly explain the impact of currency translation on our 2009 results. As you know, more than 50% of our revenue is generated outside the United States, with roughly 75% of our international revenue coming from Continental Europe, the UK, Australia, Canada, and South Korea. At today’s exchange rates, we have seen about a 20% devaluation across all our non-US currencies, which we expect to negatively impact our revenue by about 10 percentage points in 2009. Most of this impact is occurred in the last 60 days. Now let me turn the cull over to Ed to wrap up this morning’s call.

Ed Breen - Tyco International - Chairman, CEO

Thanks, Chris. Now let’s now turn to the current business environment and what we are seeing in each of our businesses. I also want to comment on our areas of management focus in these more uncertain times.

Tyco’s top managers from around the world recently got together to kick off 2009. Given the current environment, we spent most of our time discussing our cost structure, pricing, growing our service business, and customer satisfaction. These topics are important focus areas for each of our businesses, and will be important contributors to our performance in 2009 and longer term. In terms of business activity, let me provide you with what we are currently seeing in each segment and our current outlook. In ADT, our recurring revenue grew almost 5% organically in 2008 with growth in our account base and average revenue per user. We saw growth in all regions of the world and our outlook is for continued growth, but moderating slightly from this year’s levels. On the other hand, the systems installation and service revenue declined 1% organically in 2008, and 4% in the fourth quarter, as strong growth in emerging markets was more than offset by the softening retailer end market and weakness in the UK. Given the economic environment, we are starting to see additional pressure in some commercial markets globally, especially in North America and western Europe. We expect Asia and Latin America to continue to grow, but at a somewhat slower rate. Therefore, we expect the systems installation and service revenue in ADT to be lower on an organic basis in the first quarter compared to the fourth quarter. So for all of ADT, we see positive but slower growth in recurring revenue, offset by a revenue decline in systems installation and service revenue. This is expected to result in an organic revenue decline of approximately 2 to 3% in the first quarter with operating margins around 13%.

In our fire business, we see modest organic revenue growth in the first quarter, and we expect margins to be somewhat lower year-over-year, mostly due to tougher pricing and a softening environment. Flow Control is where we anticipate the significant change in the currency markets to have its biggest impact on our results given that 80% of the revenue is outside of the United States. Additionally, the first quarter of ‘08 was our strongest quarter of the year for our water business in Australia, which will make the comparison even more difficult in the first quarter of ‘09. To date, we haven’t seen any major project cancellations, but we are seeing some of our customers push back the timing of completion for their projects, which will also impact our results. Therefore, we currently expect to see low single-digit organic revenue growth and an operating margin of approximately 12% due primarily to the decline in the high-margin Australian water business last year, and 5 million of restructuring charges.

Next, as Chris discussed, Tyco Safety Products had had a strong fourth quarter, which was a nice finish to the year. We do expect the market environment to have an impact on this business, particularly on municipal spending in the near term, which will impact our life safety breathing business, and as a result, we are looking at a modest organic revenue decline in the first quarter with the margins in the mid teens, which includes $5 million of restructuring in the quarter. Finally, in electrical and metal products, the cycle has clearly turned in terms of steel prices and the decline we have seen over the last few months will have significant impact on profitability. We believe our revenue in the first quarter will be approximately $450 million, and we expect operating income of approximately 25 to $30 million. The operating income declined from last year reflects the processing of higher priced steel inventory being sold in a market with declining steel prices, as well as restructuring charges. In addition, we are seeing significantly lower volume, which is not surprising given the current economic environment. In the first quarter for total Tyco, we expect an organic revenue decline between 1 and 3% versus last year’s first quarter.

Additionally, we expect a $425 million year-over-year decline in revenue due to foreign exchange given current exchange rates. Therefore, we expect total revenue to be between 4.3 and $4.4 billion, again based on today’s exchange rates, and we anticipate our earnings per share from continuing operations before special items to be between $0.46 and $0.49 per share. Let me quickly describe the major items that help explain the year-over-year differences in earnings for the first quarter. First, currency translation will cost us $0.08 per share in today’s exchange rates. Second, corporate expense will cost us $0.04 per share and this mostly due to currency volatility as Chris mentioned. Restructuring, which is now included in guidance, will cost us $0.03 per share, and finally the decline in metal prices in our electrical metal product business will cost us $0.02 to $0.03 per share. Again, the first quarter will be the toughest compare quarter for flow control due to the strong Australian water projects last year. Although we will continue to have a tough compare, it will begin to improve in the second quarter and beyond. In this economic environment it’s difficult to estimate the full year but let me give you our current thinking.

For the full year 2009, we see two big head winds that will impact our results. First, currency translation at today’s exchange rates could impact our revenue by approximately $2 billion, and our earnings by approximately $0.38 per share. Secondly, we are currently estimating that Electrical and Metal Products could approximate the level of earnings it had in 2007, which would represent a $0.35 per share decline. While this estimate may be too harsh, we think it’s prudent to be conservative in this environment. With respect to the rest of Tyco, we see a number of positives in 2009, including improvements in operating performance, additional restructuring benefits, a lower tax rate, and fewer shares outstanding that we anticipate will contribute to overall earnings. Based on what we see right now, we are planning on a year where our organic revenue is flat to down 4%. In addition, we are expecting full-year 2009 earnings per share from continuing operations before special items in the range of $2.20 to $2.50. Again, let me say that the environment is uncertain but we wanted to provide you with our best estimates at this point.

As we wrap up today’s call, I want to comment on our areas of management focus in this environment, and there are five points that I would like to stress. First, our cash flow was solid in 2008 and our cash position and balance sheet are in very good shape.  Our debt maturities are very manageable and our bank credit facilities are always in good shape. Overall, we feel comfortable with our cash and capital structure. Second, our operating teams are focused on cost and pricing. We made very good progress on the cost side in 2008, and we continue to look for structural cost reduction opportunities. We are proactively looking at all opportunities to reduce costs, including additional restructuring, if business conditions weaken further. We will remain very in the our sourcing and Six Sigma programs which we have allowed us to improve our cost position. We also significantly expanded on strategic pricing in 2008, and that will continue in ‘09. Overall, cost and price are top of mind issues for our operating teams. The third area I wanted to comment on is our continued investment for growth. Our current plan for 2009 calls for approximately $1.2 billion of spending for capital expenditures and investments in ADT for new accounts. These are important long-term investments, and our intent is to continue to fund these investments through the softer environment, although we will do so cautiously. The fourth point is the acquisition environment. We will continue to look at any complimentary technology and service add-ons to our portfolio, and we will stay disciplined about pricing. Finally, share repurchases will continue to be a part of our capital allocation strategy. We spent approximately $1 billion on share repurchases in 2008 and those of you that have followed us we know that we have a history of balancing share repurchase activity with strengthening our balance sheet and capital structure. Looking forward, we will be more cautious on the share repurchase front until the credit markets return to more normal conditions.

Thanks for joining us on the call. Operator, if could you open it up for any questions.

Operator

Thank you. (OPERATOR INSTRUCTIONS). One moment for your first question. Your first question comes from John Inch, Merrill Lynch. Your line is open.

John Inch - Merrill Lynch - Analyst

Thank you.

Ed Breen - Tyco International - Chairman, CEO

Good morning.

John Inch - Merrill Lynch - Analyst

Good morning. So I wanted to ask you about restructuring benefits. I believe, Chris, you suggested that ‘09, in your guidance, there’s, what, 15 million of benefit?

Chris Coughlin - Tyco International - EVP, CFO

About $50 million of benefit in ‘09, correct.

John Inch - Merrill Lynch - Analyst

now, if you — I think you guys have fallen about $400 million of charges. That sort of suggests a reasonably low return or payback. Could you talk about that?

Chris Coughlin - Tyco International - EVP, CFO

We had benefits of about $100 million in 2008, so the incremental piece above that in 2009 we think will be $50 million, and as we move throughout the year, as we do more restructuring we’ll see some benefits at the end of ‘09 and further. And, Chris is the $50 million, is that net of the new restructuring actions, or the new restructuring actions drag from the $50 million?

John Inch - Merrill Lynch - Analyst

The new restructuring drag through the — of the 50. So we’ll get the benefit of that toward the end of the year, then going forward.

Ed Breen - Tyco International - Chairman, CEO

John also we did get some savings in the second half of ‘07, when the program had started back then. So cumulatively it kind of gets closer to $200 million of cumulative savings from the program that costs us 399 million.

Chris Coughlin - Tyco International - EVP, CFO

John, I think the way to think about in ‘09, given the $50 million of savings around $50 million of spending is that it’s self-funding from an earnings point of view.

John Inch - Merrill Lynch - Analyst

Kind of normalized, what’s the run rate in corporate expense? It still seems kind of high relative to overall Tyco. Could you give us your thoughts to where you think that run rate can actually trend based on what you know today? Not necessarily in the first quarter but just what’s the trend line the pathway for that cost item?

Chris Coughlin - Tyco International - EVP, CFO

Again, I think what I’ve said is we expect it to be about $500 million for the year, so the first quarter is higher than our normal run rate due to the FX exposure that I mentioned. So clearly there are some items in there that aren’t part of a normal sort of corporate expense, that we see — has decreased significantly. We look at that quite closely all the time in terms of managing that expense. We’re still, again, have some legacy legal costs as we clean up the remaining opt out cases and others from the class action suit. So we think over time it will decline, but we’re still looking at that 500 million range for this year.

John Inch - Merrill Lynch - Analyst

But it sounds like it’s down in ‘10, right?

Chris Coughlin - Tyco International - EVP, CFO

It should be, yes. Again, I think what you’ll see this year, if you look at how it played out in 2008, the second half in the fourth quarter were our higher quarters. That’s the same moving into the first quarter, then we should see it start to go down in the second half of the year.

Ed Breen - Tyco International - Chairman, CEO

Effectively, John to what Chris is saying, second, third, and fourth quarter, when you put them all together is actually going to average below the 500 run rate because of the high first quarter. I think the run rate, once we get over this first quarter, we actually are trending below last year’s watermark.

John Inch - Merrill Lynch - Analyst

That’s –

Ed Breen - Tyco International - Chairman, CEO

That will hopefully continue, and the biggest item being getting some more of the legacy stuff out of the way.

Chris Coughlin - Tyco International - EVP, CFO

We have done some things with internal structure to reposition us post the separation. That has cost us some money this year. We’re seeing the benefits, however, in improved tax rate.

John Inch - Merrill Lynch - Analyst

Just lastly, the decision to curtail share repurchase with the stock down, you are not the only company that’s done this, but I’m wondering, has this been prompted by the rating agencies, or is there something else going on? Because if you look at your redemptions, they don’t seem to be much of a head wind. Your cash is good. Help us understand the thinking why you wouldn’t be more aggressively buying your shares versus curtailing them?

Chris Coughlin - Tyco International - EVP, CFO

Our plan is to still — we have announced a new program of $1 billion. I think, just operationally, as we look at it, our priorities continue to be funding our internal organic growth, fund our restructuring programs, look at both on — bolt-on acquisitions, then return some to our shareholders. Obviously through the dividends we increased as well as through share repurchase. While, however, the credit markets remain so tight, we’re just going to be a little more cautious, particularly tip first half of 2009, where we have some debt maturity. Again, want to make sure that we have the flexibility to invest in the business. But we expect to have excess cash that would start to repurchase shares during ‘09. But again, until the debt markets really get back into some semblance of normalcy, I’m just going to be conservative on the cash side.

Ed Breen - Tyco International - Chairman, CEO

John, I’d also point out, I think we’re being cautious, but we’re not stopping it. And we are looking, as Chris mentioned in his comments, is there also additional restructuring that we could do in the year, especially, again, if we see any additional softness. That could cost us some cash. So again, just being very prudent with the credit markets like this.

Chris Coughlin - Tyco International - EVP, CFO

But it is not being driven by the rating agencies. When we went and — went through with the rating agencies and got our upgrade as recently as September, we laid out our plans, which included our plans for share repurchases. So there’s a full expectation by the rating agencies that in our current ratings that we will be repurchasing shares.

John Inch - Merrill Lynch - Analyst

Thanks very much.

Ed Breen - Tyco International - Chairman, CEO

Thanks, John.

Operator

Your next question comes from Shannon O’Callaghan, Barclays Capital. Your line is open.

Shannon O’Callaghan - Barclays Capital - Analyst

Good morning, guys.

Ed Breen - Tyco International - Chairman, CEO

Good morning.

Shannon O’Callaghan - Barclays Capital - Analyst

Can you just talk a little bit about what you are seeing going into the first quarter? The fourth quarter looked pretty decent. You called out a couple things getting weaker but to move to this 1 to 3% organic decline, what’s driving the most caution?

Ed Breen - Tyco International - Chairman, CEO

Well, let me just walk you through it, the key pieces of it, Shannon. And I think we made these points, but I will just stress a couple to you. On the — and by some of this we have not seen, we’re just expecting some additional softening here. One of them is on ADT, I would break it into its two pieces. We’ve got the recurring piece and the system installations piece. The recurring piece we think is going to continue nicely positive but I don’t think it’s going to run at the 5% level. I just think stress with the consumer is going to slow down net new adds. So I think growth, with the machine is running very well. You can see it ran well in the fourth quarter, but you’ve got to think potentially this one eases back in ‘09, so that would be one. And then two, we’re counting on additional weakness coming and occurring on the systems installation side of the business, so we’re expecting that to continue to even weaken more, and, by the way, I wouldn’t doubt, in our planning, I’ll be glad to tell you the number, it could weaken up to 10% in the guidance that we gave you, so thinking we see more of that on a global basis.

On the fire side, I feel actually pretty good as we highlighted our backlog is in very good shape. Orders, both internationally and SimplexGrinnell and North America were up nicely in the quarter so the backlog looks in place for the first half of the year. I don’t know if we see anything additional there. But what I do like is we continue to grow the service piece a little quicker than the rest, and I think service is a very stable piece of business so that’s a big focus. So fire is feeling pretty decent, although I would expect we might see a little bit of pricing pressure if you start to see a little bit of softness in the environment, and we’ve taken that into account.

On the Flow Control side, and let me explain this one a moment. We’re highlighting a low what I would call a low first quarter for Flow Control, but I do not expect we’re going to have a low year. I think we’re going to have a very solid year in Flow Control. The first quarter will be our lowest, as I mentioned, because of currency, and will be our lowest because this is the most significant bad compare with our Australian water business, and that will begin to improve in the second quarter, and then as we go throughout the year. By the way, the water business in the first quarter year-over-year is down 20%. Okay, so this is the severe compare. So flow will improve as the year goes. We have just about a record backlog, within a couple million of last quarter, and you can see our orders are up very substantially year-over-year, and that continued in the fourth quarter. So although a weaker first quarter, I think a good year there.

And then on Safety Products, we’re kind of counting on maybe flattish business there from 8% organic, and we’re thinking that mostly we’ll see some lightness across the board but a little bit more maybe from municipalities on our life safety business, because maybe they’re a little bit tighter on spending money, so we’ve taken that into account in the guidance we gave. So that’s the big pieces.

By the way, we might be, as I said, really harsh on ourselves on saying that steel, electrical metal will be the same profitability as 2007, which was $166 million. Look, we don’t know, but we’re planning very conservatively there. This will be the very bad quarter because we’re catching the falling knife with price, higher inventory prices with rapidly falling price. But even if volumes are down we start getting the spread game more back in line. We should improve as the year goes, but again, we’re counting on it being down at those levels. So I’d say that’s the pieces of how we’re looking at it.

Shannon O’Callaghan - Barclays Capital - Analyst

Okay. And how about on profitability? I don’t know if maybe I missed it, but I didn’t hear sort of margin guide. How are you thinking about your ability to hold margins across the segments?

Chris Coughlin - Tyco International - EVP, CFO

On the margin front, again, we have a couple things that are going to hurt us from an overall company perspective. Obviously the margins in our Electrical and Metal Products business will decline dramatically from what we saw in the fourth quarter, just due to pricing as well as the composition of our corporate expense. As Ed mentioned, the Flow Control business, where we’ve seen improving margins throughout the last couple years, the bad compare we’re going to have with the Australian water business has a significant impact on our margin structure.

Ed Breen - Tyco International - Chairman, CEO

In the first quarter.

Chris Coughlin - Tyco International - EVP, CFO

In the first quarter.

Shannon O’Callaghan - Barclays Capital - Analyst

I meant more for the year.

Chris Coughlin - Tyco International - EVP, CFO

Again, for the year, I think that, again, the cost measures that we have taken, we should hold our margins. It’s going to depend on what the volume pressures are.

Ed Breen - Tyco International - Chairman, CEO

You know, maybe I could — let me kind of bridge the year a little bit from all the numbers we gave you. This might actually help. We ended 2008 at $3.06. So if you take the big items that Chris and I talked about on the headwinds, the two big items, you have the FX translation, that will cost us $0.38 — again, we might be being harsh, but we’re using today’s exchange rates, which you all know have moved pretty dramatically in the last 45 days. But $0.38 there. If you take electrical metal back to 2007 levels, you have $0.35 of head wind. So that kind of puts you in the mid 230’s range, and so what we’re saying is there’s other puts and takes, but that’s kind of the middle of the range of guidance we gave. You might think we’re going to be a little lower, although higher, but it puts you right in that $2.33. There are other items that we highlighted as you dig through. Positives will be less shares outstanding, a better tax rate, as Chris mentioned, a little more savings from restructuring, a little more benefit on the corporate expense line, then a couple more head winds, although not big, a little more pension head wind that Chris mentioned, and we are putting restructuring into our guidance, though any restructuring we do there would go again. So kind of overall you look at, so the rest of the business is some up a little, some down, you kind of get a push on all the four core businesses of Tyco, which I don’t feel bad about in this environment.

Shannon O’Callaghan - Barclays Capital - Analyst

Okay. Thanks a lot, guys.

Ed Breen - Tyco International - Chairman, CEO

Thanks.

Operator

Your next question comes from Jeff Sprague, Citigroup. Your line is open.

Jeff Sprague - Citigroup - Analyst

Thank you. Good morning.

Ed Breen - Tyco International - Chairman, CEO

Good morning, Jeff.

Jeff Sprague - Citigroup - Analyst

A real quick one first. Just on cash conversion what are you thinking for ‘09, and then, Chris, could you just be specific on what you are looking at in terms of near-term debt maturities in ‘09?

Chris Coughlin - Tyco International - EVP, CFO

Sure. In terms of cash conversion, historically, we have generated cash that approximates net income before taking into account the cost of our restructuring programs. As we look at that now, I don’t see that significantly changing in 2009. We still think we can convert at the same kind of levels, and we’ll obviously have some cash expenditures related to our restructuring program. So no real significant change there. We are looking obviously very closely at all of our capital expenditures in terms of what we’re expecting volume increases and those types of things and capacity as well as some additional potential restructuring. No additional decisions made, as I said. In terms of the near term maturities, we do have maturities in 2009, all early in the year, November, as well as in January, for a total of $500 million. Those are well taken care of within our plan. Again, we anticipate maintaining our debt level in the 4.2 to $4.5 billion range, and again, we’ll continue to generate cash. As I said, we should still have cash available for not only our internal growth, our restructuring activities, bolt-on acquisitions and share repurchase.

Ed Breen - Tyco International - Chairman, CEO

Just to stress, Jeff, as Chris mentioned, we are really — we are funding every internal growth initiative that we want to fund. We did it in ‘08. We’re planning in doing it ‘09. We will be cautious depending on what we see but we’re not cutting back or skimping. My opinion is we’re entering a tougher environment. We compete with, as you know, thousands of smaller competitors around the globe. As I told our management team when we had them all together for our global kickoff meeting, this is our chance to come out of this and play offense more and gain some market share. So we have the money, we’re funding our growth initiatives, as you saw, even through all of ‘08 and the end of ‘08 we took sales, marketing, and R&D up in our Tyco Safety Products business. We plan on going for it in the downturn. So we are funding that. We still will have money left over for bolt-on acquisitions and share repurchase once we feel better about credit market.

Ed Arditte - Tyco International - SVP Strategy and IR

Jeff, this is Ed Arditte. Let me had a one other thing to follow up on Chris’ point on free cash flow. It’s not real easy to get at our free cash flow for 2008, but let me make this statement. I’m happy to spend time off-line to clarify with anybody, but our free cash flow for the year is clearly masked by a number of one-time items, including the legacy litigation settlement that hit the books. Overall, our free cash flow in ‘08 moved up nicely from 2007, adjusting for the one-time items. We moved up into the $1.5 billion range, compared to about $1.1 billion on apples to apples basis. While it’s not easy to get at, I can take you through it. It’s pretty clear and it’s strong.

Chris Coughlin - Tyco International - EVP, CFO

Jeff, I will also mention, as I mentioned the maturities that we had in 2009, we don’t have any additional maturities until 2011. So the $500 million that comes due here in the early part of this year will be refinanced both with available cash and the credit facilities that we have in place.

Jeff Sprague - Citigroup - Analyst

Great. I want to pick up, Ed Breen, on some of your comments about the competitive environment. Can you elaborate a little bit more how that might directly apply to ADT and how you might flex between internally generated activity versus dealer generated activity, and just kind of what is going on in those channels here just in the last couple months as things have dramatically changed in the marketplace?

Ed Breen - Tyco International - Chairman, CEO

Well, Jeff, I think, competitively, one of the areas we are very focused on, and I will come back to the recurring piece in a second is the systems installation end of the business, both — if I take ADT and our global fire business, we have a big component of service in there, which we have a major focus on, and we’ve organized our teams around this, so we’ve made some structural changes, and I think we’re going to gain some share on the service side of continues. I don’t want to overstate this, but we have a couple quarter trend going in our fire business, for instance, where we’re seeing an up tick, even though we’re in a tougher environment. That’s one of the reasons why you saw such nice organic growth in fire in the quarter. So we are really going for the service component piece. I think we can get share there. But one of things that we have in the installation end of both fire and security is there is where we compete with a lot of local — I’ll call them ma and pa shops around the globe. I think they’re in a much tougher environment with the capital they need to run their business. We are the safe bet to do business with.

We are going to be there tomorrow, and I think this is a real opportunity for us to get share kind of across that end of the platform, if we’re smart about it. By the way, and price it properly, even though we’re in a tougher environment, as I mentioned, pricing is a big initiative for us, and we’re seeing benefits from that. As far as the resi side, surprisingly maybe we’re still seeing a very solid environment there. We had a slight — as Chris mentioned, 0.2 of a basis point increase in the disco rate. That was almost all on the commercial side of the business, and I would — that’s kind of the strip mall type customer, the small commercial account where you see some of them going out of business. That’s really where we’ve seen it. The resi business is feeling good. I think we’re being cautious in saying, okay, it is going to drop back from 5% growth. I can’t imagine with the stress that the consumer is seeing that we won’t see some pull-back. So I think we’re being rightfully cautious there, but I still think we’re going to have a real nice 2009 on the recurring side.

Chris Coughlin - Tyco International - EVP, CFO

Dealers are still generating accounts even as we begin the year here.

Jeff Sprague - Citigroup - Analyst

And you noted the ARPU was up. Was there of a change intra quarter in your ability to price, or as you’ve got into October and early November?

Ed Breen - Tyco International - Chairman, CEO

We haven’t noticed that. Pricing has held up. A lot of this is our packages and putting better offerings together. But, no, we have not noticed that. In fact, as we said, we ended the quarter at our high watermark of $45.99. Will that subside a little bit? Again, the consumer stretchback on the part of 5% organic growth in recurring, maybe dropping down a few points. A little bit of that and a little bit of just less account generation, but to Chris’ point, we actually have about the same number of accounts that we could buy and can buy from dealers. We haven’t seen that drop off yet.

Jeff Sprague - Citigroup - Analyst

Just finally from me, FX we should think — I guess we’ll be all toggling our models to FX as we go through ‘09. Should we think about guidance being set as of last night? The end of October? Where did you kind of draw the line in the sand on the FX for the guidance?

Chris Coughlin - Tyco International - EVP, CFO

It’s essentially the end of October. Hasn’t changed too much since then, but that’s the kind of rates that we used in generating the guidance.

Jeff Sprague - Citigroup - Analyst

Thank you.

Ed Breen - Tyco International - Chairman, CEO

Thanks, Jeff.

Operator

Your next question comes from Nigel Coe, Deutsche Bank. Your line is open.

Nigel Coe - Deutsche Bank - Analyst

Good morning. I just want to understand a little more, SimplexGrinnell was up 7% organic during the quarter, ADT was down 3 to 4% on install side. Just want to understand that disconnect. I understand some of it may be retail, residential, but if could you flesh out that, please.

Ed Breen - Tyco International - Chairman, CEO

7% organic growth on fire was our SimplexGrinnell business. So, we had a little bit less growth internationally but still not bad growth in the fire business. I think we had 5% internationally, 7 in SimplexGrinnell. The biggest — if you want to call at disconnect there, is that we are so large, or so much larger on the retail customer base in ADT. So it’s the end channel that is different, and that is where — I’m ballpark it. We’ve seen kind of 70% of our drop is really been retail, kind of 25, 30% just other commercial, so we’ve seen a pretty draconian drop there, and that’s the difference. If you take the fire business, a couple of the big end market are holding in there very nicely. Hospitals, universities, a lot of these, nursing homes, they are on an upgrade schedule that I don’t think they change because of regulations out there. They need to have this and have it done right so it’s the strength of the different end markets that’s showing that disconnect.

Nigel Coe - Deutsche Bank - Analyst

Okay. So sounds like there’s more of an institutional flavor to the fire business.

Ed Breen - Tyco International - Chairman, CEO

That’s right.

Nigel Coe - Deutsche Bank - Analyst

Secondly, could you just kind of go through the road map to Europe? Obviously that’s been a big focus, restructuring actions. Where are those margins right now? Where do you think they will go in 2009?

Ed Breen - Tyco International - Chairman, CEO

Nigel, we’re pretty much through the restructuring, although we’re still getting some of the benefits. Let me tell you a few of the good things and a couple of the negatives on this. What’s really changed nicely for us as we mentioned, positive recurring revenue for three quarters in a row now in Europe. That’s a big deal for us, because that line for two-and-a-half years, three years, was moving in the wrong direction. So I’m feeling good that we have that kind of button down in place and it’s — it’s doing its thing, although at a lower level, but will improve, just like we are everywhere else in the globe in the business.

The other positive is the restructuring savings we did track it, we did get what we wanted but let me just give you a couple numbers. The two areas we restructured in Europe was the fire business and the ADT business. The fire business we improved our margins 170 basis points year-over-year, and in the ADT business, we improved our margins 80 basis points year-over-year. The negative is that that’s where we’re seeing some of the softness in the commercial market, the systems installation market, which has just given us a head wind against the nice restructuring that we did. So when you look at the margins, we’re kind of tipping on 7% margins in ADT and Europe. If we hadn’t had these head winds we’d be tipping closer to 8.5%, kind of on our way to 10% in ‘10. I don’t feel comfortable about 10% in ‘10 if we continue to see the economic headwinds. I do think we’ll continue to make progress, but if we’re in a tougher environment we will make margin progress but not the 10% that in time frame. I think when you look at the underlying numbers, nice progress, but not where we’d want to be if the economy had held in there.

Nigel Coe - Deutsche Bank - Analyst

Fair enough. Finally, on the electrical and metal, you talked about obviously — does that mean inventory levels are slightly higher than would you like, and does that put a bit more short-term pressure on margins?

Chris Coughlin - Tyco International - EVP, CFO

No, I think, Nigel, in fact, we have done a very good job in that business in significantly decreasing the inventory levels that we have been maintaining, so we knew this downturn was going to come. We weren’t trying to make speculative buys at any point. So compared to the last time we went into the decline, we have a significantly reduced amount of inventory on hand so our tight cycle time has improved. So if you look at the last time we had downturn like this, it really took and I am packed us for more than two, almost three-quarters. We expect, again, we will hit this wall hire in Q1, but again, we’ll be replenishing that inventory again much quicker at the lower cost inventory than what we’ve seen in the past.

Nigel Coe - Deutsche Bank - Analyst

Great. Finally, strategic options for that business, in this kind of market, I guess that’s on hold for now?

Chris Coughlin - Tyco International - EVP, CFO

Obviously we’re in a very difficult market right now on all aspects of the business. But again, you’ve got to look at this business over a period of years. We made $384 million in operating earnings in 2008, generated very nice cash flow and return on investment. That was up from $166 million in 2007. We always have a down year after an up year, and if you look at it over a period of time, this is a very nice business with very nice returns as well as earnings around cash flow.

Nigel Coe - Deutsche Bank - Analyst

Okay, thanks.

Ed Arditte - Tyco International - SVP Strategy and IR

Operator, I think we have time for one more question.

Operator

Thank you. Your last question comes from Scott Davis, Morgan Stanley. Your line is open.

Scott Davis - Morgan Stanley - Analyst

Good morning, guys.

Chris Coughlin - Tyco International - EVP, CFO

Good morning, Scott.

Scott Davis - Morgan Stanley - Analyst

Can you talk a little bit about your outlook for revenue per user? It just seems that some of the pricing that you have gotten over the past year may be a bit unsustainable given the macro backdrop.

Ed Breen - Tyco International - Chairman, CEO

Yeah, Scott, we’re not seeing anything yet. Again, it’s not a strength. We’re not trying to go out in this environment and try to get a 5% price increase. What we’re doing is offering packages in a smarter, better way, and it’s more value for the consumer, and that is more of the reason we’re getting the pricing. Will that get affected some? It could. I don’t know that would it go down, but will we make the progress where we can make it up three full percentage points again this year like we did last year? I would be suspicious of that.

Therefore, why we said we think our recurring, one of the reasons our recurring drop off the 5% growth rate that we had in the year. So we are expecting a little bit of head wind on it, but if we’re still smart about the value we’re offering, and the packages we’re putting together, and our — I hate to say is it, but our team is getting more mature, more seasoned. We only really got the corner turned on this thing a year and a half ago. We continue to get higher closure rates per sales person. They know how to market it better, and all of that helps play into it. But again, I think that stuff will improve, then we’ll see a little bit of head wind that will drift it back.

Chris Coughlin - Tyco International - EVP, CFO

Scott, I would mention, I agree with obviously Ed on the resi piece, where, again, we’ve been signing up new customers, building our account base, even in the more recent days. We could see, though, on a combined basis, our ARPU impacted if we see a larger disconnect rate on the commercial side, which would have a little bit higher ARPU. So if we see continued disconnects of our small business customers that we’re doing monitoring and whatnot that could impact our consolidated revenue per user.

Ed Breen - Tyco International - Chairman, CEO

And I would — I would think we will see some more pressure, although not big jumps, but some additional pressure on disco rate. That wouldn’t surprise me that we see that for a period of time.

Scott Davis - Morgan Stanley - Analyst

Makes sense. Helpful. Can we talk a little bit about — you mentioned bolt-on acquisitions but not necessarily which segment. When I think about ADT, all the challenges you are going to have, your competitors may have on a multiple of that, it seemed like an area ripe for consolidation. You have got guys out there, now change at that time margin with — needs to rebrand itself, which is going cost a lot, and you still have monotronics, as an independent asset, and then these thousands of mom and pops, is that really — is it a downturn time like this that you likely will see consolidation or is there something structural that’s keeping this industry as fragmented as it is right now?

Ed Breen - Tyco International - Chairman, CEO

By the way, Scott, I don’t know that you will see it right away, because people’s opinions of what things are worth kind of adjust in periods like this, so it might take a little bit of settling in. I think there is some opportunities there but I would stress to you we are very diligently looking at bolt-ons, whether it’s ADT, fire, or flow. We are not going to do anything outside the knitting of those three areas. We will be very cautious some prices probably need to readjust out there but this probably is an opportunity where there’s additional dislocation and conversations that go on. I think that will happen.

But let me just stress to you, I believe, from a return standpoint, us growing organically the way we’re doing it with the upfront money we’re getting from the customer is a very safe way to grow ADT. So you have never seen us say we want to do some big acquisition on the resi side of ADT. Again, pricing might readjust and make that look more attractive but the way we can grow it, and keeping the attrition rates down, the quality we get, the upfront money, it’s a very good return business done that way, and I don’t want to compromise that. We would have to have a heck of a deal on the acquisition side for us to throw our money there versus the route we’re going now.

Chris Coughlin - Tyco International - EVP, CFO

Scott, I would also say that we do have the financial flexibility that if certain of these mom and pops get in trouble, if they’re overextended, and we can acquire some accounts at a reasonable price, again, I don’t see anything huge, but if the economic environment is such, we have the ability to take advantage of that, but I would say that’s more small account purchases as opposed to purchasing large companies.

Scott Davis - Morgan Stanley - Analyst

Not much different than doing a bolt dealer purchase, by the way. We would go through the same arithmetic and math and make sure it works for us.

Chris Coughlin - Tyco International - EVP, CFO

There’s some big guys out there you could potentially buy, then there’s all these mom and pops. It seems like you’re not really buying a brand, you are just buying accounts.

Ed Breen - Tyco International - Chairman, CEO

Right. You I have a got to get it at the right price. You want it to be attractive versus what you can generate internally. We’re very methodical about going through that.

Scott Davis - Morgan Stanley - Analyst

Thanks, guys.

Ed Arditte - Tyco International - SVP Strategy and IR

Okay. Ladies and gentlemen, thank you for joining our fourth quarter conference call and our outlook for 2009. We look forward to speaking to you again in early February when we report on our first quarter results. Certainly any questions or conversations in the meantime, you know how to reach us. Thanks very much for joining us today.

Operator

Thank you for attending today’s conference. If you would like to listen to a replay of today’s conference you can do so approximately two hours after the conclusion of today’s call. The replay number toll-free is 866-465-1306. Again, toll-free, 866-465-1306, or toll international number is 203-369-1423. Again, the toll international number, 203-369-1423. Again, thank you for attending today’s conference. You may disconnect at this time.

Certain statements in this transcript are ‘‘forward-looking statements’’ within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forwardlooking, and the words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘expect,’’ ‘‘estimate,’’ ‘‘project’’ and similar expressions are generally intended to identify forward-looking statements. Any forward-looking statement contained herein regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product expansion, backlog, the consummation and benefits of acquisitions and divestitures, as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things:

• overall economic and business conditions;

• the demand for Tyco’s goods and services;

• competitive factors in the industries in which Tyco competes

• changes in tax requirements (including tax rate changes, new tax laws and revised tax law interpretations);

• results and consequences of Tyco’s internal investigation and governmental investigations concerning the Company’s governance, management, internal controls and operations including its business operations outside the United States;

• the outcome of litigation and governmental proceedings as a result of actions taken by our former senior corporate management;

• effect of income tax audit settlements;

• the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures;

• our ability to operate within the limitations imposed by financing arrangements and to maintain our credit ratings;

• interest rate fluctuations and other changes in borrowing costs;

• other capital market conditions, including availability of funding sources and currency exchange rate fluctuations;

• availability of and fluctuations in the prices of key raw materials, including steel and copper;

• economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;

• the ability to achieve cost savings in connection with the Company’s strategic restructuring and Six Sigma initiatives;

• potential further impairment of our goodwill and/or our long-lived assets;

• the impact of fluctuations in the price of Tyco common shares;

• changes in U.S. and non-U.S. governmental laws and regulations; and

• the possible effects on Tyco of future legislation in the United States that may limit or eliminate potential U.S. tax benefits resulting from Tyco’s incorporation in Bermuda or deny U.S. government contracts to Tyco based upon its incorporation in Bermuda.